UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Administaff, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Paul J. Sarvadi
Chairman of the Board
and Chief Executive Officer
March 17, 2010
Dear Stockholder:
On behalf of your Board of Directors and management, you are cordially invited to attend the Annual Meeting of Stockholders to be held at Administaff’s Corporate Headquarters, Centre I in the Auditorium, located at 22900 Hwy. 59 N. (Eastex Freeway), Kingwood, Texas 77339, on April 19, 2010 at 11:00 a.m.
It is important that your shares are represented at the meeting. Whether or not you plan to attend the meeting, please complete and return the enclosed proxy card in the accompanying envelope or vote using the telephone or Internet procedures that may be provided to you. Please note that voting using any of these methods will not prevent you from attending the meeting and voting in person.
You will find information regarding the matters to be voted on at the meeting in the following pages. Our 2009 Annual Report to Stockholders is also enclosed with these materials.
Your interest in Administaff is appreciated, and we look forward to seeing you on April 19th.
Sincerely,

Paul J. Sarvadi
Chairman of the Board and Chief Executive Officer

ADMINISTAFF, INC.
A Delaware Corporation
19001 Crescent Springs Drive
Kingwood, Texas 77339-3802
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held April 19, 2010
Kingwood, Texas
          The Annual Meeting of the Stockholders of Administaff, Inc., a Delaware corporation (the “Company”), will be held at the Company’s Corporate Headquarters in the Auditorium in Centre I, located at 22900 Hwy. 59 N. (Eastex Freeway), Kingwood, Texas 77339, on April 19, 2010 at 11:00 a.m. (Central Daylight Time), for the following purposes:
1.	To elect three Class III directors to serve until the 2013 Annual Meeting of Stockholders or until their successors have been elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the year ending December 31, 2010.

3.	To act upon such other business as may properly come before the meeting or any reconvened meeting after an adjournment thereof.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 19, 2010: A full set of all proxy materials is enclosed with this Notice.
Additionally, the Company’s Proxy Statement, Annual Report and other proxy materials are available at http://www.administaff.com/AnnualMeeting.
          Only stockholders of record at the close of business on February 22, 2010 are entitled to notice of, and to vote at, the meeting.

     It is important that your shares be represented at the Annual Meeting of Stockholders regardless of whether you plan to attend. Therefore, please mark, sign, date and return the enclosed proxy. If you are present at the meeting, and wish to do so, you may revoke the proxy and vote in person.
By Order of the Board of Directors

Daniel D. Herink
Senior Vice President of Legal,
General Counsel and Secretary
March 17, 2010
Kingwood, Texas

ADMINISTAFF, INC.
A Delaware Corporation
19001 Crescent Springs Drive
Kingwood, Texas 77339-3802
PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS OF
ADMINISTAFF, INC.
TO BE HELD ON MONDAY, APRIL 19, 2010
Solicitation
          The accompanying proxy is solicited by the Board of Directors of Administaff, Inc., a Delaware corporation (the “Company” or “Administaff”), for use at the 2010 Annual Meeting of Stockholders to be held on April 19, 2010, and at any reconvened meeting after an adjournment thereof. The Annual Meeting of Stockholders will be held at 11:00 a.m. (Central Daylight Time), at the Company’s Corporate Headquarters, Centre I in the Auditorium located at 22900 Hwy. 59 N. (Eastex Freeway), Kingwood, Texas 77339.
Voting Information
          You may vote in one of four ways:
•	by attending the meeting and voting in person;

•	by signing, dating and returning your proxy in the envelope provided;

•	by submitting your proxy on the Internet at the address listed on your proxy card; or

•	by submitting your proxy using the toll-free number listed on your proxy card.
          If your shares are held in an account at a brokerage firm or bank, you may submit your voting instructions by signing and timely returning the enclosed voting instruction form, by Internet at the address shown on your voting instruction form, by telephone using the toll-free number shown on that form, or by providing other proper voting instructions to the registered owner of your shares. If shares are held in street name through a broker and the broker is not given direction on how to vote, the broker will not have discretion to vote such shares on non-routine matters, including the election of directors.
          If you either return your signed proxy or submit your proxy using the Internet or telephone procedures that may be available to you, your shares will be voted as you direct. If the accompanying proxy is properly executed and returned, but no voting directions are indicated thereon, the shares represented thereby will be voted FOR the election as directors of the nominees listed herein and FOR appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the year ended December 31, 2010. In addition, the proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting of Stockholders. The Board of Directors is not currently aware of any such other matters. Any stockholder of record giving a proxy has the power to revoke it at any time before it is voted by: (i) submitting written notice of revocation to the Secretary of the Company at the address listed above; (ii) submitting another proxy that is properly signed and later dated; (iii) submitting a proxy again on the Internet or by telephone; or (iv) voting in person at the Annual Meeting. Stockholders who hold their shares through a nominee or broker are invited to attend the meeting but must obtain a signed proxy from the broker in order to vote in person.
          The Company pays the expense of preparing, printing and mailing proxy materials to our stockholders. Our transfer agent, BNY Mellon Shareowner Services, will assist in the solicitation of proxies from stockholders at a fee of approximately $500 plus reimbursement of reasonable out-of-pocket expenses. In addition, proxies may be solicited personally or by telephone by officers or employees of the Company, none of whom will receive additional compensation. We will also reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of our Common Stock.

          The approximate date on which this proxy statement and the accompanying proxy card will first be sent to stockholders is March 17, 2010.
          At the close of business on February 22, 2010, the record date for the determination of stockholders of the Company entitled to receive notice of, and to vote at, the 2010 Annual Meeting of Stockholders or any reconvened meeting after an adjournment thereof, 25,975,086 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), were outstanding. Each share of Common Stock is entitled to one vote upon each of the matters to be voted on at the meeting. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is required for a quorum. If a quorum is present at the meeting, under the Company’s Bylaws, action on a matter (other than the election of directors) shall be approved if the votes cast in favor of the matter exceed the votes cast opposing the matter. Directors of the Company shall be elected by a plurality of the votes cast. In determining the number of votes cast, shares abstaining from voting or not voted on a matter will not be treated as votes cast. Accordingly, although proxies containing broker non-votes (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner and when the broker does not otherwise have discretionary power to vote on a particular matter) are considered “shares present” in determining whether there is a quorum present at the Annual Meeting, they are not treated as votes cast with respect to the election of directors, and thus will not affect the outcome of the voting on the election of directors. However, a broker holding shares for a beneficial owner will have the discretion to vote such shares for a beneficial owner with respect to routine matters, including the ratification of the appointment of the Company’s independent certified public accountants.
SECURITY OWNERSHIP
          The table below sets forth, as of February 22, 2010, certain information with respect to the shares of Common Stock beneficially owned by: (i) each person known by the Company to beneficially own 5% or more of the Common Stock; (ii) each director and director nominee of the Company; (iii) each of the executive officers of the Company identified in the Summary Compensation Table on page 22 of this proxy statement; and (iv) all directors, director nominees and executive officers of the Company as a group.

	Amount and
	Nature of
	Beneficial
Name of Beneficial Owner	Ownership (1)		Percent of Class
Michael W. Brown	22,726		*
Jack M. Fields, Jr.	7,741		*
Eli Jones	14,917		*
Paul S. Lattanzio	27,420		*
Gregory E. Petsch	24,144		*
Richard G. Rawson	1,166,710	(2)	4.47%
Paul J. Sarvadi	2,323,186	(3)	8.88%
Austin P. Young	34,183		*
A. Steve Arizpe	331,843	(4)	1.27%
Jay E. Mincks	190,867		*
Douglas S. Sharp	136,358		*
BlackRock, Inc.	1,676,493	(5)	6.45%
Columbia Wanger Asset Management, L.P.	1,428,224	(6)	5.50%
Stadium Capital Management, LLC	1,323,450	(7)	5.10%
Executive Officers and Directors as a group (12 persons)	4,357,674		16.30%

*	Represents less than 1%.

(1)	Except as otherwise indicated, each of the stockholders has sole voting and investment power with respect to the securities shown to be owned by such stockholder. The address for each officer and director is in care of Administaff, Inc., 19001 Crescent Springs Drive, Kingwood, Texas 77339-3802.

The number of shares of Common Stock beneficially owned by each person includes options exercisable on February 22, 2010 or within 60 days after February 22, 2010 and excludes options not exercisable within 60 days after February 22, 2010 (currently there are no unvested stock options). The number of shares of Common Stock beneficially owned by each person also includes unvested shares of restricted stock as of February 22, 2010. Each owner of restricted stock has the right to vote his or her shares but may not transfer them until they have vested.

	Options
			Unvested
Name of Beneficial			Restricted
Owner	Exercisable	Not Exercisable	Stock
Michael W. Brown	20,200	—	—
Jack M. Fields, Jr.	6,517	—	—
Eli Jones	6,183	—	—
Paul S. Lattanzio	15,000	—	—
Gregory E. Petsch	15,000	—	—
Austin P. Young	22,500	—	—
Richard G. Rawson	117,802	—	71,001
Paul J. Sarvadi	194,093	—	85,668
A. Steve Arizpe	204,198	—	68,001
Jay E. Mincks	109,546	—	68,001
Douglas S. Sharp	41,001	—	53,668

(2)	Includes 418,266 shares owned by the RDKB Rawson LP, 384,102 shares owned by the R&D Rawson LP, 350 shares owned by Dawn M. Rawson (spouse), 50 shares owned by Kimberly Rawson (daughter) and 50 shares owned by Barbie Rawson (daughter). Mr. Rawson shares voting and investment power with respect to 450 shares owned by his wife and daughters.

(3)	Includes 1,303,273 shares owned by Our Ship Limited Partnership, Ltd., 623,506 shares owned by the Sarvadi Children’s Limited Partnership, 16,667 shares owned by Paul J. Sarvadi and Vicki D. Sarvadi, JT WROS and 19,644 shares owned by six education trusts established for the benefit of the children of Paul J. Sarvadi. Mr. Sarvadi shares voting and investment power over all such shares with his wife, Vicki D. Sarvadi. Also includes 230,000 shares pledged to banks as collateral for loans.

(4)	Includes 13,139 shares owned by A. Steve Arizpe and Charissa Arizpe (spouse). Mr. Arizpe shares voting and investment power over all such shares with his wife.

(5)	Based on a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010. BlackRock, Inc. reported sole voting and dispositive power with respect to 1,676,493 shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(6)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2010. Columbia Wanger Asset Management, L.P. reported sole voting and dispositive power with respect to 1,428,224 shares. The address of Columbia Wanger Asset Management L.P. is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(7)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2010. Stadium Capital Management, LLC, Bradley R. Kent and Alexander M. Seaver reported shared voting and dispositive power with respect to 1,323,450 shares. The address of each of Stadium Capital Management, LLC, Bradley R. Kent and Alexander M. Seaver is 19785 Village Office Court, Suite 101, Bend, OR 97702.

PROPOSAL NUMBER 1
ELECTION OF DIRECTORS
General
          The Company’s Certificate of Incorporation and Bylaws provide that the number of directors on the Board of Directors shall be fixed from time to time by the Board of Directors but shall not be less than three nor more than 15 persons. The number of members constituting the Board of Directors is currently fixed at eight.
          In accordance with the Certificate of Incorporation of the Company, the members of the Board of Directors are divided into three classes and are elected for a term of office expiring at the third succeeding annual stockholders’ meeting following their election to office, or until a successor is duly elected and qualified. The Certificate of Incorporation also provides that such classes shall be as nearly equal in number as possible. The terms of office of the Class I, Class II and Class III directors expire at the Annual Meeting of Stockholders in 2011, 2012 and 2010, respectively.
          The term of office of each of the current Class III directors expires at the time of the 2010 Annual Meeting of Stockholders, or as soon thereafter as their successors are elected and qualified. Mr. Fields, Mr. Lattanzio and Mr. Rawson have been nominated to serve additional three-year terms as Class III directors. All nominees have consented to be named in this proxy statement and to serve as a director if elected.
          It is the intention of the person or persons named in the accompanying proxy card to vote for the election of all nominees named below unless a stockholder has withheld such authority. The affirmative vote of a plurality of the votes cast by holders of the Common Stock present in person or by proxy at the 2010 Annual Meeting of Stockholders is required for election of the nominees. Abstentions and broker non-votes will be deemed votes not cast.
          If, at the time of or prior to the 2010 Annual Meeting of Stockholders, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required. No proxy will be voted for a greater number of persons than the number of nominees named herein.
Nominees — Class III Directors (For Terms Expiring at the 2013 Annual Meeting)
          Jack M. Fields, Jr. Mr. Fields, age 58, joined the Company as a Class III director in January 1997 following his retirement from the United States House of Representatives, where he served for 16 years. Mr. Fields is a member of the Company’s Compensation Committee and the Nominating and Corporate Governance Committee. During 1995 and 1996, Mr. Fields served as Chairman of the House Telecommunications and Finance Subcommittee, which has jurisdiction and oversight of the Federal Communications Commission and the Securities and Exchange Commission. Mr. Fields has been Chief Executive Officer of the Twenty-First Century Group in Washington, D.C. since January 1997. Mr. Fields also serves on the Board of Directors for AIM Mutual Funds, the Discovery Channel — Global Education Fund, and the Advisory Council of the Honors College at Baylor University. Mr. Fields earned a Bachelor of Arts in 1974 from Baylor University and graduated from Baylor Law School in 1977.
          Paul S. Lattanzio. Mr. Lattanzio, age 46, has been a Class III director of the Company since 1995. He is a member of the Company’s Finance, Risk Management and Audit Committee and the Nominating and Corporate Governance Committee. Mr. Lattanzio served as a Senior Managing Director and head of Bear Growth Capital Partners, a private equity group, from July 2003 to January 2009. He previously served as a Managing Director for TD Capital Communications Partners (f/k/a Toronto Dominion Capital), a venture capital investment firm, from July 1999 until July 2002. From February 1998 to March 1999, he was a co-founder and Senior Managing Director of NMS Capital Management, LLC, a $600 million private equity fund affiliated with NationsBanc Montgomery Securities. Prior to NMS Capital, Mr. Lattanzio served in several positions with various affiliates of Bankers Trust New York Corporation for over 13 years, most recently as a Managing Director of BT Capital Partners, Inc. Mr. Lattanzio has experience in a variety of investment banking disciplines, including mergers and acquisitions, private placements and restructuring. Mr. Lattanzio received his Bachelor of Science in Economics with honors from the University of Pennsylvania’s Wharton School of Business in 1984.

          Richard G. Rawson. Mr. Rawson, age 61, President of the Company and its subsidiaries, is a Class III director and has been a director of the Company since 1989. He has been President since August 2003. Before being elected President, he served as Executive Vice President of Administration, Chief Financial Officer and Treasurer of the Company from February 1997 until August 2003. Prior to that, he served as Senior Vice President, Chief Financial Officer and Treasurer of the Company since 1989. Prior to joining the Company in 1989, Mr. Rawson served as a Senior Financial Officer and Controller for several companies in the manufacturing and seismic data processing industries. Mr. Rawson is Chairman of the Dean’s Executive Advisory Board of the University of Houston’s C.T. Bauer College of Business, and also serves on the Board of Directors of the YMCA of Greater Houston. He previously served NAPEO as President (1999-2000), First Vice President, Second Vice President and Treasurer. In addition, he previously served as Chairman of the Accounting Practices Committee of NAPEO for five years. Mr. Rawson has a Bachelor of Business Administration in finance from the University of Houston.

          THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ALL THREE OF THE NOMINEES LISTED ABOVE, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.
Directors Remaining in Office
          Michael W. Brown. Mr. Brown, age 64, joined the Company as a Class I director in November 1997. He is a member of the Company’s Finance, Risk Management and Audit Committee and the Nominating and Corporate Governance Committee. Mr. Brown is the past Chairman of the Nasdaq Stock Market Board of Directors and a past governor of the National Association of Securities Dealers. Mr. Brown joined Microsoft Corporation in 1989 as its Treasurer and became its Chief Financial Officer in 1993, in which capacity he served until his retirement in July 1997. Prior to joining Microsoft, Mr. Brown spent 18 years with Deloitte & Touche LLP. Mr. Brown is also a director of EMC Corporation, VMware, Inc., 360networks, FatKat, Inc., Pipeline Financial Group, Inc., Thomas Weisel Partners and Particle Econ Research Group, and serves on the audit committees of EMC Corporation, Thomas Weisel Partners and VMware, Inc. He is a member of the Particle Economics Research Institute. Mr. Brown holds a Bachelor of Science in economics from the University of Washington in Seattle.
          Eli Jones. Dr. Jones, age 48, joined the Company as a Class I director in April 2004. He is Chairman of the Company’s Compensation Committee and a member of the Nominating and Corporate Governance Committee. Dr. Jones is Dean of the E. J. Ourso College of Business and Ourso Distinguished Professor of Business at Louisiana State University. Prior to joining the faculty at Louisiana State University, he was Professor of Marketing and Associate Dean at the C.T. Bauer College of Business at the University of Houston from 2007 to 2008; an Associate Professor of Marketing from 2002 to 2007; and an Assistant Professor from 1997 until 2002. He taught at Texas A&M University for several years before joining the faculty of the University of Houston. He served as the Executive Director of the Program for Excellence in Selling and the Sales Excellence Institute at the University of Houston from 1997 until 2007. Dr. Jones also serves on the editorial review boards of the Journal of the Academy of Marketing Sciences, Journal of Personal Selling and Sales Management, Journal of Business and Industrial Marketing, and Industrial Marketing Management. He has conducted research and published articles on sales and sales management topics in major journals and is the co-author of a sales textbook, Selling ASAP, a professional book, Strategic Sales Leadership, and the Sales Handbook published by Oxford University Press. Dr. Jones is also an ad hoc reviewer for the Journal of Marketing, Journal of Business Research, American Marketing Association, and the National Conference in Sales Management. He was a Visiting Professor at Vlerick Leuven Gent Management School in Belgium, at Cornell’s School of Hotel Administration, and at the Tuck School of Management, Dartmouth; and has been a member of the Duke Corporate Education Global Learning Resource Network since 2005. Dr. Jones has designed corporate training courses and has taught senior and mid-level executives on leadership, sales strategies, and customer relationship management in Belgium, Dubai, France, Hong Kong, India, Malaysia, Mexico, Trinidad, United Kingdom and in the United States. Before becoming a professor, Dr. Jones worked in sales and sales management for three Fortune 100 companies: Quaker Oats, Nabisco, and Frito-Lay. He received his Bachelor of Science degree in journalism in 1982, his MBA in 1986, and his Ph.D. in 1997 from Texas A&M University.
          Gregory E. Petsch. Mr. Petsch, age 59, joined the Company as a Class I director in October 2002. He is Chairman of the Company’s Nominating and Corporate Governance Committee and a member of the Compensation Committee. Mr. Petsch retired from Compaq Computer Corporation in 1999 where he had held various positions since 1983, most recently as Senior

Vice President of Worldwide Manufacturing and Quality beginning in 1991. Prior to joining Compaq, he worked for 10 years for Texas Instruments. In 1992, Mr. Petsch was voted Manufacturing Executive of the Year by Upside Magazine, and from 1993 to 1995, he was nominated Who’s Who of Global Business Leaders. He is founder and President of Petsch Foundation, Inc. He earned a Bachelor of Business Technology degree from the University of Houston in 1978.
          Paul J. Sarvadi. Mr. Sarvadi, age 53, Chairman of the Board and Chief Executive Officer and co-founder of the Company and its subsidiaries, is a Class II director and has been a director and Chairman of the Board since the Company’s inception in 1986. He has also served as the Chief Executive Officer of the Company since 1989. He also served as President of the Company from 1989 until August 21, 2003. He attended Rice University and the University of Houston prior to starting and operating several small companies. Mr. Sarvadi has served as President of the National Association of Professional Employer Organizations (“NAPEO”) and was a member of its Board of Directors for five years. He also served as President of the Texas Chapter of NAPEO for three of the first four years of its existence. Mr. Sarvadi serves on the Board of Trustees of the DePelchin Children’s Center in Houston. In 1995, Mr. Sarvadi was selected as Houston’s Ernst & Young Entrepreneur of the Year for service industries and in 2001, he was selected as the 2001 National Ernst & Young Entrepreneur of the Year for service industries. In 2004, he received the Conn Family Distinguished New Venture Leader Award from Mays Business School at Texas A&M University. In 2007, he was inducted into the Texas Business Hall of Fame.
          Austin P. Young. Mr. Young, age 69, joined the Company as a Class II director in January 2003. He is Chairman of the Company’s Finance, Risk Management and Audit Committee and a member of the Nominating and Corporate Governance Committee. Mr. Young served as Senior Vice President, Chief Financial Officer and Treasurer of CellStar Corporation from 1999 to December 2001 when he retired. From 1996 to 1999, he served as Executive Vice President — Finance and Administration of Metamor Worldwide, Inc. Mr. Young also held the position of Senior Vice President and Chief Financial Officer of American General Corporation for over eight years and was a partner in the Houston and New York offices of KPMG before joining American General. Mr. Young currently serves as a Director and Chairman of the Audit Committees of Tower Group, Inc. and Amerisafe, Inc. He is a member of the Houston and State Chapters of the Texas Society of CPAs, the American Institute of CPAs, and the Financial Executives Institute. He holds an accounting degree from the University of Texas.
CORPORATE GOVERNANCE
Corporate Governance Guidelines
          Administaff has adopted Corporate Governance Guidelines, which include guidelines for, among other things, director responsibilities, qualifications and independence. The Board of Directors continually monitors developments in corporate governance practices and regulatory changes and periodically assesses the adequacy of and modifies its Corporate Governance Guidelines and committee charters as warranted in light of such developments. You can access the Company’s Corporate Governance Guidelines in their entirety on the Company’s Web site at www.administaff.com in the Corporate Governance section under the Investor Relations tab.
          On an annual basis, each director and executive officer is obligated to complete a questionnaire that requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest.
Determinations of Director Independence
          Under rules of the New York Stock Exchange, the Company must have a majority of independent directors. No board member qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In evaluating each director’s independence, the Board of Directors considered all relevant facts and circumstances and relationships and transactions between each director, her or his family members or any business, charity or other entity in which the director has an interest on the one hand, and the Company, its affiliates, or the Company’s senior management on the other. As a result of this review, at its meeting held on February 16, 2010, the Board of Directors affirmatively determined that all of the Company’s directors are independent from the Company and its management, with the exception of Messrs. Sarvadi and Rawson, both of whom are members of the senior management of the Company.

          The Board of Directors has considered what types of disclosure should be made relating to the process of determining director independence. To assist the Board of Directors in making disclosures regarding its determinations of independence, the Board of Directors adopted categorical standards as contemplated under the listing standards of the New York Stock Exchange then in effect. Under the rules then in effect, relationships that were within the categorical standards were not required to be disclosed in the proxy statement and their impact on independence was not required to be separately discussed, although the categorical standards, by themselves, did not determine the independence of a particular director. The Board of Directors considers all relevant facts and circumstances in determining whether a director is independent. A relationship satisfies the categorical standards adopted by the Board of Directors if it:
•	is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual;

•	consists of charitable contributions made by Administaff to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years; and

•	is not required to be, and it is not otherwise, disclosed in Administaff’s annual proxy statement.
          In the course of the Board’s determination regarding the independence of directors other than Messrs. Sarvadi and Rawson, it considered all transactions, relationships and arrangements in which such directors and Administaff were participants. In particular, with respect to each of the most recent three fiscal years, the Board of Directors evaluated, with respect to Mr. Fields, Administaff’s provision of PEO-related services to companies owned by Mr. Fields and, with respect to Dr. Jones, its employment of Dr. Jones’s daughter. The Board of Directors has determined that these relationships are not material. In making this determination with respect to Mr. Fields, the Board of Directors considered the facts that his companies pay Administaff comprehensive service fees on the same basis as all other clients, and payments net of payroll costs made by his companies were less than 0.1% of Administaff’s revenues in each of the last three fiscal years. In making this determination with respect to Dr. Jones, the Board of Directors considered the position and salary of Dr. Jones’s daughter within the Company.
Selection of Nominees for the Board of Directors
Identifying Candidates
          The Nominating and Corporate Governance Committee solicits ideas for potential Board of Directors candidates from a number of sources including members of the Board of Directors, executive officers of the Company, individuals personally known to the members of the Board of Directors, and research. The Nominating and Corporate Governance Committee also has sole authority to select and compensate a third-party executive search firm to help identify candidates, if it deems advisable. In addition, the Nominating and Corporate Governance Committee will consider candidates for the Board of Directors submitted by stockholders. Any such submissions should include the candidate’s name and qualifications for Board of Directors membership and should be directed to the Corporate Secretary of Administaff at 19001 Crescent Springs Drive, Kingwood, Texas 77339. Although the Nominating and Corporate Governance Committee does not require the stockholder to submit any particular information regarding the qualifications of the stockholder’s candidate, the level of consideration that the Nominating and Corporate Governance Committee will give to the stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the stockholder makes available to the Committee. The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them on the same basis.
          In addition, the Bylaws of the Company permit stockholders to nominate directors for election at an annual stockholders meeting whether or not such nominee is submitted to and evaluated by the Nominating and Corporate Governance Committee. To nominate a director using this process, the stockholder must follow the procedures described under “Additional Information — Advance Notice Required for Stockholder Nominations and Proposals” on page 30 of this proxy statement.

Evaluating Candidates
          Each candidate must meet certain minimum qualifications, including:
•	the ability to represent the interests of all stockholders of the Company and not just one particular constituency;

•	independence of thought and judgment;

•	the ability to dedicate sufficient time, energy and attention to the performance of her or his duties, taking into consideration the prospective nominee’s service on other public company boards; and

•	skills and expertise that are complementary to the existing Board of Directors members’ skills; in this regard, the Board of Directors will consider the Board’s need for operational, sales, management, financial, governmental or other relevant expertise.
          In addition, the Nominating and Corporate Governance Committee considers other qualities that it may deem to be desirable from time to time, such as the extent to which the prospective nominee contributes to the diversity of the Board of Directors—with diversity being construed broadly to include a variety of perspectives, opinions, experiences and backgrounds. The Nominating and Corporate Governance Committee may also consider the ability of the prospective nominee to work with the then-existing interpersonal dynamics of the Board of Directors and her or his ability to contribute to the collaborative culture among Board of Directors members.
          Based on this initial evaluation, the Chairman of the Nominating and Corporate Governance Committee will determine whether to interview the nominee, and if warranted, will recommend that one or more members of the Committee, other members of the Board of Directors and senior management, as appropriate, interview the nominee in person or by telephone. After completing this evaluation and interview process, the Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors, and the Board of Directors determines the nominees after considering the recommendation of the Nominating and Corporate Governance Committee.
Code of Business Conduct and Ethics
          The Board of Directors has adopted a Code of Business Conduct and Ethics (the “Code”), governing the conduct of the Company’s directors, officers and employees. The Code, which meets the requirements of Rule 303A.10 of the New York Stock Exchange Listed Company Manual and Item 406 of Regulation S-K, is intended to promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure in the Company’s public filings, compliance with laws and the prompt internal reporting of violations of the Code. You can access the Code on the Company’s Web site at www.administaff.com in the Corporate Governance section under the Investor Relations tab. Changes in and waivers to the Code for the Company’s directors, executive officers and certain senior financial officers will be posted on the Company’s Internet Web site within four business days and maintained for at least 12 months. If you wish to raise a question or concern or report a violation to the Finance, Risk Management and Audit Committee, you should go to www.ethicspoint.com or call the Ethicspoint toll-free hotline at 1-866-384-4277.
Stockholder Communications
          Stockholders and other interested parties may communicate directly with the entire Board of Directors or the non-management directors as a group by sending an email to directors@administaff.com. In the subject line of the email, please specify whether the communication is addressed to the entire Board of Directors or to the non-management directors. Alternatively, you may mail your correspondence to the Board of Directors in care of the Corporate Secretary, 19001 Crescent Springs Drive, Kingwood, Texas 77339.
          Unless any director directs otherwise, communications received (via U.S. mail or email) will be reviewed by the Corporate Secretary who will exercise his discretion not to forward to the Board of Directors correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e., business inquiries, complaints, or suggestions), and personal grievances.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
The Board of Directors
          Directors are expected to attend all or substantially all Board of Directors meetings and meetings of the Committees of the Board of Directors on which they serve. Directors are also expected to spend the necessary time to discharge their responsibilities appropriately (including advance review of meeting materials) and to ensure that other existing or future commitments do not materially interfere with their responsibilities as members of the Board. The Board of Directors met four times in 2009. All of the members of the Board of Directors participated in more than 75% of the meetings of the Board of Directors and Committees of which they were members during the fiscal year ended December 31, 2009. The Board of Directors expects its members to attend the Annual Meeting of the Stockholders. Last year six of the Company’s eight directors attended the Annual Meeting of the Stockholders.
Executive Sessions of the Board of Directors and the Presiding Director
          The Company’s non-management directors, all of whom are also independent, hold executive sessions at which the Company’s management is not in attendance at each regularly scheduled Board of Directors meeting. The Chairman of the Nominating and Corporate Governance Committee, currently Mr. Petsch, serves as presiding director at the executive sessions. In the absence of the Chairman, a majority of the members present at the executive session will appoint a member to preside at the meeting.
Committees of the Board of Directors
          The Board of Directors has appointed three committees: the Finance, Risk Management and Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. The charters for each of the three committees, which have been adopted by the Board of Directors, contain a detailed description of the respective committee’s duties and responsibilities and are available in the Corporate Governance section under the Investor Relations tab on the Company’s Web site at www.administaff.com.
          Nominating and Corporate Governance Committee
          The Nominating and Corporate Governance Committee met three times in 2009. The members of the Nominating and Corporate Governance Committee are all of the non-management directors: Mr. Petsch, who serves as Chairman, and Messrs. Brown, Fields, Lattanzio, and Young, and Dr. Jones. All members of the Nominating and Corporate Governance Committee are “independent” under the standards of the New York Stock Exchange. The Nominating and Corporate Governance Committee: (i) identifies individuals qualified to become Board of Directors members, consistent with the criteria for selection approved by the Board; (ii) recommends to the Board of Directors a slate of director nominees to be elected by the stockholders at the next annual meeting of stockholders and, when appropriate, director appointees to take office between annual meetings; (iii) develops and recommends to the Board of Directors a set of corporate governance guidelines for the Company; and (iv) oversees the evaluation of the Board of Directors.
          Finance, Risk Management and Audit Committee
          The Finance, Risk Management and Audit Committee met eight times in 2009. The members of this Committee are Mr. Young, who serves as Chairman, and Messrs. Lattanzio and Brown. All three members are “independent” under the standards of the New York Stock Exchange and Securities and Exchange Commission Regulations. In addition, the Board of Directors has determined that Mr. Young is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission. The Board of Directors has also determined that Mr. Brown’s simultaneous service on the audit committees for three other public companies does not impair his ability to effectively serve on Administaff’s Finance Risk Management and Audit Committee. The Finance, Risk Management and Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee the financial affairs, risk management, accounting and financial reporting processes, and audits of financial statements of the Company by reviewing and monitoring: (i) the financial affairs of the Company; (ii) the integrity of the Company’s financial statements and internal controls; (iii) the Company’s compliance with legal and regulatory requirements; (iv) the independent auditor’s qualifications and independence; (v) the performance of the personnel responsible for the Company’s internal audit function and the independent auditors; and

(vi) the Company’s policies and procedures with respect to risk management, as well as other matters that may come before it as directed by the Board of Directors.
          Compensation Committee
          The Compensation Committee met five times in 2009. The members of the Compensation Committee are Dr. Jones, who serves as Chairman, and Messrs. Fields and Petsch. All three members are “independent” under the standards of the New York Stock Exchange. The Compensation Committee: (i) oversees and administers the Company’s compensation policies, plans and practices; (ii) reviews and discusses with management the Compensation Discussion and Analysis required by Securities and Exchange Commission Regulation S-K, Item 402; and (iii) prepares the annual report required by the rules of the Securities and Exchange Commission on executive compensation for inclusion in the Company’s annual report or proxy statement for the annual meeting of stockholders. To carry out these purposes, the Compensation Committee: (i) evaluates the performance of and determines the compensation for senior management, taking into consideration recommendations made by the Chief Executive Officer; (ii) administers the Company’s compensation programs; and (iii) performs such other duties as may from time to time be directed by the Board of Directors.
          The Compensation Committee may form and delegate authority to subcommittees as it deems appropriate. Pursuant to the terms of the Administaff, Inc. 2001 Incentive Plan (the “Incentive Plan”), the Board of Directors or the Compensation Committee may delegate the Compensation Committee’s authority under the Incentive Plan to the Chairman of the Board, pursuant to such conditions and limitations as each may establish, except that neither may delegate to any person the authority to make awards, or take other action, under the Incentive Plan with respect to participants who may be subject to Section 16 of the Securities Exchange Act of 1934, as amended.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Program Objectives
          We are committed to attracting, motivating, retaining and encouraging long-term employment of individuals with a demonstrated commitment to integrity and exemplary personal standards of performance. Our culture is based upon the value of and respect for each individual, encouraging personal and professional growth, rewarding outstanding individual and corporate performance and achieving excellence through a high-energy, fun work environment. We are convinced these elements contribute to our vision of being an “employer of choice,” which increases our value and potential for clients, employees, stockholders, and the communities where we live and work.
          Our compensation policies for executives are based on the same principles that we employ in establishing all of our compensation programs. For executives, our compensation programs are designed to:
•	attract and retain key executive officers responsible for our success; and

•	motivate management to achieve both short-term business goals and to enhance long-term stockholder value through our “pay-for-performance” philosophy.
          To accomplish these goals, we adhere to the compensation strategies discussed below.
Compensation Strategies
•	We have established and strive to maintain a performance-driven culture that generates growth by recognizing and rewarding employees who believe in their own ability to reach and exceed their compensation objectives.

•	As part of our competitive compensation program, our base salary system compensates employees based upon job responsibilities, level of experience, individual performance, comparisons to the market, internal comparisons and other relevant factors.

•	We provide incentive compensation to recognize and reward individual, departmental and corporate performance through a variable pay component that is equitable to both employees and stockholders, encourages leadership of departmental units and directly supports our business objectives. As employees progress to higher levels in our Company, an increasing proportion of their compensation is linked to Company-wide and departmental performance.

•	We have created a strong mutuality of interest between executive officers, employees and stockholders through the use of long-term equity incentive compensation opportunities.

•	We provide a competitive benefits package at the best achievable value to the Company that recognizes and encourages work-life balance and fosters a career commitment to Administaff.
Elements of Compensation
          The annual compensation package for executive officers consists of:
•	an annual base salary payable in cash;

•	variable cash compensation, which is targeted as a percentage of base pay;

•	long-term equity incentive compensation; and

•	supplemental and special benefits, including management perquisites.
Each of these elements is described below.
Role of Executive Officers and Outside Consultants in Compensation Decisions
          The recommendations of the Chief Executive Officer play a significant role in the compensation-setting process. Our Chief Executive Officer annually reviews the performance of each of our other executive officers. On an annual basis, our Chief Executive Officer presents to the Compensation Committee his recommendations for each executive’s compensation based on these reviews, including with respect to salary adjustments, incentive awards and equity award amounts. The Compensation Committee, however, has discretion to modify recommended adjustments or awards to executives. Compensation Committee meetings typically have included, for all or a portion of each meeting, not only the Committee members but also our Chief Executive Officer. The Compensation Committee meets in executive session without management present when discussing and determining the compensation of the Chief Executive Officer. In addition, the Compensation Committee evaluates the performance of the Chief Executive Officer at least annually. The Compensation Committee makes all final compensation decisions for each of our executive officers, including the Chief Executive Officer.
          At the direction of the Compensation Committee, we periodically conduct an executive compensation study that compares each executive officer’s compensation to market data for similar positions. The Compensation Committee determines whether the study is to be performed internally by Administaff or by an outside consulting firm that is directly engaged by the Compensation Committee. The Compensation Committee’s charter provides that it has the sole authority to retain and terminate any compensation consultant to assist in maintaining compensation practices in alignment with our compensation goals. While we believe that using outside consultants is an efficient way to keep current regarding competitive compensation practices, we do not believe that we should accord undue weight to the advice of such consultants. Accordingly, the Compensation Committee does not target our executives’ pay to any particular level (such as a target percentile) of comparative market data contained in executive compensation studies. However, such data are considered by the Compensation Committee in meeting our compensation program objectives as described above.
Determination of Compensation Amounts and Formulas
          In late 2008, the Compensation Committee engaged Pearl Meyer & Partners (“Pearl Meyer”) to conduct an executive compensation study (the “Compensation Study”). Pearl Meyer does not receive remuneration from the Company, directly or indirectly, other than for advisory services rendered to, or at the direction of, the Compensation Committee or the Board of

Directors. The Compensation Study was presented to the Compensation Committee in January 2009 for its review in considering 2009 executive compensation.
          The Compensation Study included market compensation data for executive positions based on a combination of proxy data of an identified Compensation Peer Group, benchmark position compensation survey data and the results of an internal evaluation and ranking process. Survey sources included William M. Mercer, Watson Wyatt and Pearl Meyer’s proprietary general executive compensation databases. In addition to proxy and survey data, Pearl Meyer used an executive ranking process to align jobs based upon internal equity or the value of positions.
          The Compensation Peer Group consisted of 12 publicly traded companies that provide human resources and other business products and services and whose average revenues equated to $2.1 billion. The selection process for the Compensation Peer Group took into account multiple factors, including: industry (with an emphasis on outsourced human resources services), comparable revenue range, comparability in terms of complexity and business risk, and the extent to which each company may compete with Administaff for executive talent. In 2009, at the recommendation of Pearl Meyer, the Compensation Peer Group was modified by deleting three companies and adding one company based upon these selection criteria. The Compensation Peer Group may be modified from year to year based on these and other relevant criteria. The Compensation Peer Group was as follows:
Automatic Data Processing, Inc.
CBIZ, Inc.
Convergys Corporation
First Advantage Corporation
Gevity HR, Inc.
Hewitt Associates, Inc.
Korn/Ferry International
MPS Group, Inc.
Paychex, Inc.
Resources Connection, Inc.
The Ultimate Software Group, Inc.
Watson Wyatt Worldwide, Inc.
          In addition to comparative market data, internal factors are also an important consideration when determining each executive officer’s compensation. These factors include:
•	the executive officer’s performance review conducted by either the Compensation Committee (for the Chief Executive Officer) or the Chief Executive Officer (for all other executive officers);

•	the Chief Executive Officer’s recommendations;

•	the executive officer’s tenure with the Company, industry experience and ability to influence stockholder value; and

•	the importance of the executive officer’s position to the Company in relation to the other executive officer positions within the Company.
          When reviewing and setting compensation for executive officers, the Compensation Committee also reviewed tally sheets setting forth all components of compensation for each executive officer. The tally sheets included dollar values for the two previous years’ salary, cash incentive awards, perquisites (cash and in-kind), long-term stock-based awards, benefits and dividends paid on unvested long-term stock-based awards. Tally sheets were used to assist the Committee in determining current compensation decisions in view of executives’ historical and cumulative pay.

Base Salary1
          Base salary is intended to provide stable annual compensation to attract and retain talented executive officers. Typically, changes in base salary for each executive officer are determined based upon external market comparisons in the Compensation Study and the internal factors described above. Annual performance appraisals are completed through our talent management system that evaluates the executive officer’s annual performance based on pre-established competencies and achievement of specific individual performance goals that were established at the beginning of the year. Competencies for executive officers included generating revenue, mobilizing talent, personal and professional development, effectiveness in running the business, servant leadership and setting the course of the business.
          During the first quarter of 2009, in order to responsibly manage operating expenses during challenging economic conditions, the Company decided to defer salary merit increases for all employees. Accordingly, even though the Compensation Study, internal factors, and annual performance reviews warranted upward salary adjustments for each executive officer, none of the executive officers received a salary increase during 2009.
Variable Compensation2
          We believe that variable cash compensation is a key element of the total compensation of each executive officer. Such compensation embodies our pay-for-performance philosophy whereby a significant portion of executive compensation is at risk and tied to corporate, departmental and individual performance. Variable compensation for all executive officers, as well as most other employees, is paid through the Administaff Annual Incentive Plan (“AAIP”), a non-equity incentive plan. The AAIP is intended to link executive officers’ compensation to the Company’s overall performance, as well as to each of their individual performance and the performance of the departments under each of their supervision. A target bonus, stated as a percentage of base salary, was established for each executive officer by the Compensation Committee in February 2009. The ultimate AAIP bonus awarded to each executive officer was based upon the formulas, factors and components discussed below.
Target Bonus Percentage
          The Compensation Committee approved the target bonus percentage for each executive officer based on the Chief Executive Officer’s recommendations. His recommendations took into account the executive officer’s level of responsibility, market practices and internal equity considerations. Because executive officers are in a position to directly influence the overall performance of the Company, and in alignment with our highly-leveraged pay-for-performance philosophy, we believe that a significant portion of their total cash compensation should be at risk. Therefore, most executive officers were granted a target bonus percentage equal to their base salary. The Chief Executive Officer, the individual with the greatest overall responsibility for Company performance, was granted a larger incentive opportunity in comparison to his base salary in order to weight his overall pay mix even more heavily towards performance-based compensation. The Chief Financial Officer, who had less responsibility for overall Company performance relative to other executive officers, was granted a smaller incentive opportunity in comparison to his base salary in order to weight his overall pay mix less heavily towards performance-based compensation. For 2009, the Compensation Committee set a target for variable compensation that was computed as a percentage of each executive officer’s base salary as follows:

Target Bonus Percentage
under AAIP
Chief Executive Officer and Chairman of the Board	120%
Chief Financial Officer, SVP of Finance and Treasurer	80%
President	100%
Chief Operating Officer, EVP of Client Services	100%
EVP of Sales & Marketing	100%

[1]	See “Salary” included in the Summary Compensation Table on page 22 of this proxy statement.

[2]	See “Bonus” and “Non-Equity Incentive Plan Compensation” included in the Summary Compensation Table on page 22. In addition, see “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” in the Grants of Plan-Based Awards Table on page 23.

Calculation and Weighting of Performance Components
          For 2009, the targeted variable compensation under the AAIP for the Chief Executive Officer was based on corporate and individual performance components and for all other executive officers was based on corporate, departmental and individual performance components. As described in further detail below, corporate performance goals for 2009 were based on operating income per worksite employee per month (OIPE), operating expenses management (OEM), and client retention (CR). For the Chief Executive Officer, variable compensation was heavily weighted toward corporate performance to align his AAIP bonus with Company-wide performance. For all executive officers, 20% was weighted toward individual performance to reflect their individual performance during the year, as determined through the annual performance appraisal process as discussed above. A departmental component was included in the AAIP bonus of each executive officer (other than the Chief Executive Officer) to encourage him to provide effective leadership to the departments under his supervision, as well as to align the interests of the executive with those of the employees that he supervises. Each performance component is determined separately and is not dependent on the other components, except that if an executive officer’s individual performance rating is below the threshold, then he receives no AAIP bonus, regardless of corporate and departmental performance. Each executive officer’s AAIP bonus is the sum of the result of each performance component.
          Each performance component was designated a weighting for each executive officer as follows:

	Corporate Performance
	OIPE	OEM	CR	Departmental	Individual
Chief Executive Officer and Chairman of the Board	40%	20%	20%	0%	20%
Chief Financial Officer, SVP of Finance and Treasurer	25%	12.5%	12.5%	30%	20%
President	30%	15%	15%	20%	20%
Chief Operating Officer, EVP of Client Services	30%	15%	15%	20%	20%
EVP of Sales & Marketing	30%	15%	15%	20%	20%
OIPE Corporate Component
          We chose operating income per worksite employee as one of the metrics for measuring corporate performance because we believe it is a key indicator of our overall productivity; effective management of pricing, direct costs and operating expenses; and ability to grow the business while favorably balancing profitability. We also believe that this metric reflects the combined contribution of all departments and encourages collaboration across the organization because each department within the Company can have a direct impact on corporate performance as measured according to this metric.
          The formula for measuring the OIPE corporate performance component of the AAIP bonus for each executive officer was determined as follows:

          The OIPE Corporate Performance Modifier was determined as follows:

		OIPE Corporate
Performance Level	2009 OIPE	Performance Modifier
Threshold	$44	50%
Target	$48	100%
Stretch Goal	$52	150%
Maximum	$56	200%
          If 2009 OIPE was below the threshold, the OIPE Corporate Performance Modifier was 0%, resulting in an OIPE corporate component payout of $0. The OIPE Corporate Performance Modifier would be interpolated if actual performance fell in between the threshold, target, stretch goal or maximum performance level.
          The Company’s 2009 OIPE was below the threshold performance level. Based on this performance, there was no variable compensation paid for this component.
OEM Corporate Component
          In 2009, for the first time, we chose operating expense management as a separate corporate performance goal for targeted variable compensation under the AAIP. While effective operating expense management has always been a factor in the calculation of operating income per worksite employee (OIPE Corporate Component), we believed that the challenging economic conditions warranted a heightened focus on financial stewardship throughout the entire Company and that successful achievement of this goal would require the combined contribution and sacrifice of employees across all departments. The Company further believed that providing appropriate incentives and rewards in this regard would foster creative thinking, assist in maintaining employee morale during difficult economic times, and help create value for our stockholders.
          The formula for measuring the OEM corporate performance component of the AAIP bonus for each executive officer was determined as follows:
          The OEM Corporate Performance Modifier was determined as follows:

		OEM
		Corporate
Performance Level	Operating Expenses[1]	Performance Modifier
Threshold	$266,250,000	50%
Target	$264,250,000	100%
Stretch Goal	$262,250,000	150%
Maximum	$260,250,000	200%
          If 2009 Operating Expenses (excluding incentive compensation expense) exceeded the threshold, the OEM Corporate Performance Modifier was 0%, resulting in an OEM Corporate Component payout of $0. The OEM Corporate Performance Modifier would be interpolated if actual performance fell in between the threshold, target, stretch target or maximum performance levels.

[1]	For purposes of determining the OEM Corporate Component of the AAIP bonus, total incentive compensation expense was excluded from Operating Expenses.

          The Company’s 2009 Operating Expenses, excluding incentive compensation expense, were $252.7 million. Based on this performance, the Compensation Committee approved an OEM Corporate Performance Modifier of 200% for each executive officer.
CR Corporate Component
          We chose improvement in client retention (in addition to OIPE and OEM) as a measure of corporate performance because it directly impacts the number of paid worksite employees, which is a key metric for measuring our Company’s growth and performance. This performance goal also encouraged collaboration among all employees Company-wide to positively impact the number of paid worksite employees.
          The formula for measuring the CR corporate performance component of the AAIP bonus for each executive officer was determined as follows:
          The CR corporate component of AAIP bonuses was based on improvement in worksite employee retention in 2009 over 2008. Improvement in worksite employee retention was measured according to the following formula, expressed in percentage terms: 2009 Attrition — 2008 Attrition ÷ 2008 Attrition where:
•	“2009 Attrition” represents the Average Attrition Rate computed for the period of February 2009 through January 2010;

•	“2008 Attrition” represents the Average Attrition Rate computed for the period of February 2008 through January 2009; and

•	“Average Attrition Rate” means the monthly average of the number of worksite employees who were not paid by the Company during a calendar month as a result of a client relationship termination, divided by the total number of paid worksite employees during the immediately preceding month.
          For purposes of this component, we measure attrition during the period of February through January of the next year because we believe that the Average Attrition Rate in the month of January is a key measurement of our retention efforts during the prior calendar year, especially during the fourth quarter, which is historically the period of time when we experience the highest volume of client terminations.
          The CR Corporate Performance Modifier was determined as follows:

	Improvement in Worksite Employee	CR Corporate
Performance Level	Retention in 2009 Over 2008 (%)	Performance Modifier
Threshold	0%	50%
Target	4%	100%
Stretch Goal	8%	150%
Maximum	12%	200%
          If improvement in worksite employee retention in 2009 over 2008 was below the threshold, the CR Corporate Performance Modifier was 0%, resulting in a CR corporate component payout of $0. The CR Corporate Performance Modifier would be interpolated if actual performance fell in between the threshold, target, stretch goal or maximum performance level.
          The improvement in worksite employee retention in 2009 over 2008 was below the threshold. Based on this performance, there was no variable compensation paid for this performance.

Departmental Component
          The formula for measuring the departmental performance component of the AAIP bonus for each executive officer (other than the Chief Executive Officer who has no departmental component included in his AAIP bonus) was as follows:
          The Departmental Performance Modifier for all executive officers ranged from 50% (threshold) to 100% (target) based on the achievement of departmental goals. As part of our heightened focus on managing operating expenses, we did not include a stretch target or maximum performance level for 2009. If departmental performance was below the threshold, the Departmental Performance Modifier was 0%, resulting in a departmental component payout of $0. The goals were developed by each department and were designed to encourage employees to work together to continue making business improvements and to increase efficiency, productivity and collaboration across the organization. Additionally, all departments were required to include a goal related to effective operating expense management. All departmental goals were approved by the Chief Executive Officer during the first quarter of 2009. The nature of the departmental goals and objectives for each executive officer was as follows:

Nature of Goals and Objectives

Chief Financial Officer, SVP of Finance and Treasurer	Implementation of operating expense controls measures; quality of internal controls; and successful credit management efforts.

President	Effective client pricing and renewal activities; effective operating expense management; successful implementation of new COBRA regulations; and development of new strategic tools to improve operating efficiencies.

Chief Operating Officer, EVP of Client Services	Effective client satisfaction and retention; effective operating expense management; development and/or implementation of strategic corporate human resource and information technology initiatives.

EVP of Sales & Marketing	Effective marketing initiatives; successful new sales results; and effective operating expense management.
          In light of the Chief Executive Officer’s assessment of the executive officers’ performance against the achievement of their departmental goals, the average Departmental Performance Modifier for the executive officers was 91%.
Individual Component
          The formula for measuring the individual performance component of the AAIP bonus for each executive officer was as follows:
          The Individual Performance Modifier for all executive officers ranged from 50% to 150% based on the executive officer’s individual performance rating resulting from the annual performance appraisal process, as described above under “Base Salary.” Based on the executives’ individual performance ratings, the average Individual Performance Modifier for the executive officers was 119%.

          The Compensation Committee reserves the right to pay discretionary bonuses to executive officers outside of the AAIP. While the Committee may exercise such discretion in appropriate circumstances, no executive officer has a guaranteed right to a discretionary bonus as a substitute for a performance-based bonus under the AAIP in the event that performance targets are not met.
Long-term Incentive Compensation
          Long-term equity incentives align the interests of the executive officers with those of the stockholders. We believe that long-term incentives enhance retention while rewarding executive officers for their service. Long-term incentive compensation is awarded under the stockholder-approved Administaff, Inc. 2001 Incentive Plan, as amended (“Incentive Plan”). The objectives of the Incentive Plan are:
•	to provide incentives to attract and retain persons with training, experience and ability to serve as our employees;

•	to promote the interests of the Company by encouraging employees to acquire or increase their equity interest in the Company;

•	to provide a means whereby employees may develop a sense of proprietorship and personal involvement in the development and financial success of the Company; and

•	to encourage employees to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders.
          Awards granted under the Incentive Plan have historically been made in the form of stock options or restricted stock. Pursuant to the terms of the Incentive Plan, future awards may include phantom shares, performance units, bonus stock or other incentive awards. We may periodically grant new stock options, restricted stock, or other long-term incentives to provide continuing incentive for future performance. The award size and recipients of awards are determined by the degree to which a particular position in the Company has the ability to influence stockholder value.
          In recent years, we have awarded restricted stock rather than stock options. We believe the current accounting treatment of restricted stock more closely reflects the economic value of the award to the employees as compared to that of stock options. We anticipate continuing to utilize restricted stock with a three-year vesting schedule. The awards are valued using the closing price of the Company’s stock on the grant date.
          In February 2009, the Chief Executive Officer presented to the Compensation Committee his recommendations for awards of restricted stock. His recommendations as to the amount of awards to be granted were based on a number of factors, including the performance of each executive officer, the importance of each executive officer’s role in the Company’s future business operations, equity pay practices of competitor companies, annual expense to the Company of equity awards and the Company’s own past practices in granting equity awards. The Compensation Committee then determined and approved the awards after considering the Chief Executive Officer’s recommendations.1
          Under the terms of the Incentive Plan, all conditions and/or restrictions that must be met with respect to vesting or exercisability of an award immediately lapse upon a “change in control” of the Company as defined under the Incentive Plan.
          We have no program, plan or practice to time the grant of stock-based awards in coordination with the release of material non-public information. All equity grants to executive officers are approved solely by the Compensation Committee or the independent directors at regularly scheduled meetings, or in limited cases involving key recruits or promotions, by a special meeting or unanimous written consent. If an award is made at a meeting, the grant date is the meeting date or a fixed, future date specified at the time of the grant, such as the first business day of a subsequent calendar month or the date that the grant recipient commences employment. If an award is approved by unanimous written consent, the grant date is a fixed, future date on or after the date the consent is effective under applicable corporate law (or, if later, the date the grant recipient starts employment), and the exercise price, in the case of a stock option, is the closing price of Company stock on such date. Under

[1]	See “Stock Awards” included in the Summary Compensation Table on page 22. In addition, see “All Other Stock Awards” included in the Grants of Plan-Based Awards Table on page 23.

the terms of the Company’s stock incentive plan, the exercise price of stock options cannot be less than the closing price of Company stock on the date of grant.
Supplemental and Special Benefits, Including Management Perquisites1
          Executive compensation also includes supplemental benefits and a limited number of perquisites that enhance our ability to attract and retain talented executive officers in today’s market. We believe that perquisites assist in the operation of business, allowing executive officers more time to focus on business objectives. Supplemental benefits and perquisites include the following:
          401(k) Benefits
          We do not provide pension arrangements, post-retirement health coverage or nonqualified defined contribution or other deferred compensation plans for our executive officers. Our executive officers are eligible to participate in Administaff’s corporate 401(k) plan. As part of our efforts to responsibly manage operating expenses, effective for payroll periods starting on or after February 9, 2009, we reduced our matching contribution from 100% to 50% of the first 6% of compensation contributed by the participant to the plan as elective deferrals (subject to applicable limitations under the Internal Revenue Code). All of our executive officers participated in the Administaff 401(k) plan during 2009 and received matching contributions, which are included under the caption “All Other Compensation” in the Summary Compensation Table on page 22.
          Employee Stock Purchase Plan
          The Company maintains an Employee Stock Purchase Plan (“ESPP”) which is intended to qualify for favorable tax treatment under Section 423 of the Internal Revenue Code. All employees, including executive officers (other than 5% owners of the Company), are eligible to participate in the ESPP. Under the ESPP, employees may purchase shares of Company stock through payroll deductions at a discount currently set at 5% of market value. The offering periods under the ESPP are limited to six or three months in duration. Employees are limited to a maximum payroll deduction of up to a specified percentage of eligible compensation and may not purchase more than $25,000 in shares each calendar year under the ESPP.
          Automobile
          We provide automobiles to executive officers for both business and personal use. The executive officers are taxed for their personal use of the automobile.
          Supplemental Executive Disability Income Plan
          We maintain a supplemental executive disability income plan for executive officers and a small group of upper management employees. The supplemental executive disability income plan targets replacement of 80% of total cash compensation up to $20,000 per month. The plan recognizes the significant variable pay at the senior levels in the Company and the benefit limitations of our basic long-term disability plan, which provides replacement of 60% of base salary only up to $10,000 per month.
          Executive Wellness Plan
          We offer an Executive Wellness Plan to the executive officers to assist them in maintaining their health. The plan pays up to $2,000 each year for wellness services, which allow the executive officers an opportunity to have a clear understanding of their current physical condition, risk factors, and ways to improve their health.
          Chairman’s Trip
          An annual Chairman’s Trip is held for employees recognized during the year for their outstanding service, and for sales representatives meeting a certain sales target. We believe executive officers should be part of the trip to recognize these outstanding employees of the Company. Therefore, we provide the opportunity for all executive officers and their spouses to

[1]	See “All Other Compensation” included in the Summary Compensation Table on page 22.

attend the Chairman’s Trip. We also pay the associated income taxes related to the trip on behalf of the employees and the executive officers.
          Club Membership
          We pay country club memberships for executive officers. We believe club memberships provide an opportunity to build business and client relationships while also promoting a healthy lifestyle for each executive officer. Executive officers are taxed on membership dues.
          Aircraft
          We provide access to the Company-owned aircraft to the Chief Executive Officer, the President, the Chief Operating Officer, and the Executive Vice President of Sales and Marketing for personal use. These individuals are required to reimburse the Company for the incremental cost associated with their personal use of the aircraft. The incremental cost is calculated by multiplying the number of hours of personal use by the average incremental cost per hour. The Chief Executive Officer is not required to reimburse the Company for commuting between his residence in north Texas and the Company’s headquarters in Houston, Texas and certain other travel.1 The Company pays the taxes on such travel on behalf of the Chief Executive Officer. We think that the Chief Executive Officer’s access to Company-owned aircraft under these circumstances greatly enhances his productivity and work-life balance given the demands of his position and outweighs the expense of such travel to the Company.
          Post-Employment and Change-in-Control Compensation
          Administaff’s executive officers are employed at will. In 2009, no executive officers departed from the Company. We do not have any special employment agreements with any of our executive officers, and we do not provide them with any kind of contractual severance or change-in-control benefits other than vesting of long-term equity awards upon a change in control, which is a standard feature in all of our long-term equity awards granted under the Incentive Plan.
          Other Personal Benefits
          Periodically, executive officers attend Company-related activities, such as professional sporting events or out-of-town business meetings and events, for which the Company incurs travel and other event-related expenses. Such events may include the spouses of the executives. We pay the associated income taxes related to these Company-related activities on behalf of executive officers.
Deductibility of Compensation
          Section 162(m) of the Internal Revenue Code of 1986 imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s principal executive officer or any of the company’s three other most highly compensated executive officers employed as of the end of the year (other than the principal executive officer or the principal financial officer). This limitation does not apply to compensation that is paid only if the executive’s performance meets pre-established objective goals based on performance criteria approved by stockholders. We strive to take action, where possible and considered appropriate, to preserve the deductibility of compensation paid to the Company’s executive officers. We have also awarded compensation that might not be fully tax deductible when such grants were nonetheless in the best interest of the Company and its stockholders. Subject to the requirements of Section 162(m), the Company generally will be entitled to take tax deductions relating to compensation that is performance-based, which may include cash incentives, stock options and other performance-based awards.
Summary
          Administaff’s overall compensation objective is a pay-for-performance philosophy. A majority of each executive officer’s total compensation package consists of a long-term incentive component and a variable compensation component, with a goal of aligning the interests of the executive officers with that of the stockholders, as well as tying their compensation to the performance of the Company. A stable base salary is provided in order to remain competitive with the market, with a

[1]	The associated incremental cost of personal travel is reflected in “All Other Compensation” included in the Summary Compensation Table on page 22.

small percentage of an executive officer’s total compensation consisting of supplemental benefits and perquisites. We believe this combination of compensation elements supports our compensation objective of a pay-for-performance philosophy.
COMPENSATION COMMITTEE REPORT
          We have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.
          The foregoing report is provided by the following directors, who constitute the Compensation Committee:
COMPENSATION COMMITTEE
Eli Jones, Chairman
Jack M. Fields, Jr.
Gregory E. Petsch

SUMMARY COMPENSATION TABLE
          The table below summarizes the total compensation paid or earned by the Company’s Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers of the Company (collectively the “Named Executive Officers”) for services rendered in all capacities to the Company during 2009, 2008 and 2007. The Company has not entered into any employment agreements with any of the Named Executive Officers.
          The compensation plans under which the grants in the following tables were made are generally described in the Compensation Discussion and Analysis beginning on page 10 of this proxy statement, and include the AAIP, a non-equity incentive plan, and the Incentive Plan, which provides for, among other things, restricted stock grants.

						Non-
						Equity
						Incentive	All
						Plan	Other
				Stock	Option	Compensa-	Compen-
Name and		Salary	Bonus	Awards	Awards	tion	sation	Total
Principal Position	Year	($)	($) [1]	($) [2]	($)	($) [3]	($) [4]	($)
Paul J. Sarvadi	2009	683,800	—	776,718	—	557,981	421,637	2,440,136
CEO and Chairman of the Board	2008	677,300	—	588,736	—	887,609	269,474	2,423,119
	2007	640,385	—	425,450	—	536,764	87,158	1,689,757
Douglas S. Sharp	2009	300,000	—	557,639	—	189,600	76,111	1,123,350
Chief Financial Officer,	2008	297,500	—	567,650	—	283,040	81,763	1,229,953
SVP of Finance and Treasurer	2007	284,308	—	425,068	—	223,661	61,652	994,689

Richard G. Rawson	2009	398,000	—	716,891	—	290,540	174,563	1,579,994
President	2008	394,538	—	543,008	—	469,336	98,917	1,505,799
	2007	377,308	—	325,888	—	348,298	89,271	1,140,765
A. Steve Arizpe	2009	398,000	—	743,731	—	296,908	166,566	1,605,205
Chief Operating Officer,	2008	394,538	—	790,065	—	471,118	91,302	1,747,023
EVP of Client Services	2007	377,308	—	629,301	—	322,476	107,822	1,436,907

Jay E. Mincks	2009	363,000	—	743,731	—	225,786	116,727	1,449,244
EVP of Sales & Marketing	2008	359,538	—	788,414	—	324,028	106,410	1,578,390
	2007	340,385	—	609,488	—	242,260	92,337	1,284,470

[1]	Bonus amounts represent additional variable compensation awarded by the Compensation Committee in excess of the amounts earned and awarded under the AAIP.

[2]	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fair value of restricted stock granted in the year indicated as well as prior years, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For restricted stock, fair value is calculated using the closing price of Administaff’s Common Stock on the date of grant. For additional information, refer to Note 7, “Incentive Plans,” in the Notes to Consolidated Financial Statements included in Administaff’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on February 11, 2010. See the Grants of Plan-Based Awards Table on page 23 for information on awards made in 2009. These amounts do not correspond to the actual value that will be realized by the Named Executive Officer.

[3]	Represents variable compensation earned and awarded by the Compensation Committee under the AAIP.

[4]	All other compensation in 2009 includes the following: Company-provided automobiles; country club memberships; 401(k) matching contributions; dividends on restricted stock grants; premiums for executive disability insurance; costs associated with the Chairman’s Trip and other travel and associated federal income taxes. The federal income taxes associated with the Chairman’s Trip and other travel paid by the Company on behalf of the executives were as follows: Messrs. Sarvadi and Arizpe — $9,163; Mr. Sharp — $3,263; Mr. Mincks — $5,742; and Mr. Rawson — $227. The 401(k) matching contributions made by the Company during 2009 for the Named Executive Officers totaled $7,350 each. Dividends paid to Messrs. Sarvadi, Sharp, Rawson, Arizpe and Mincks on restricted stock holdings totaled $33,410, $21,927, $30,117, $28,210 and $28,210, respectively. The incremental cost of Messrs. Sarvadi, Arizpe and Mincks’ use of a Company-leased vehicle was $27,442, $27,744 and $25,816, respectively. The Company owns an aircraft that is used by its executives for business and, on occasion, personal travel. In addition, Mr. Sarvadi uses the Company’s aircraft to commute to his residence in northern Texas. The executive officers also use the aircraft for certain other business related entertainment travel for which they are not required to reimburse the Company. The total incremental cost of such travel for Messrs. Sarvadi, Rawson and Arizpe, including lost income tax deductions, was $295,080, $57,540 and $54,903 respectively. In the instances where the aircraft is used for personal travel, the executive is required to reimburse the Company for the associated incremental costs. The incremental cost for personal use of Company aircraft is calculated at an hourly rate that takes into account variable costs incurred as a result of the personal flight activity, including fuel, communications and travel expenses for the flight crew. It excludes non-variable costs, such as regularly scheduled inspections and maintenance that would have been incurred regardless of whether there was any personal use of the aircraft. During 2009, Messrs. Sarvadi and Rawson reimbursed the Company $96,996 and $20,643, respectively, for personal travel costs.

GRANTS OF PLAN-BASED AWARDS
          The following table provides information about equity and non-equity awards granted to the Named Executive Officers in 2009.

						Grant Date
					All Other	Fair
		Estimated Possible Payouts			Stock Awards:	Value of
		Under Non-Equity Incentive			Number of	Stock and
		Plan Awards [1]			Shares of Stock	Option
		Threshold	Target	Maximum	or Units	Awards
Name	Grant Date	($)	($)	($)	(#) [2]	($) [3]
Paul J. Sarvadi	N/A	410,280	820,560	1,559,064	—	—
	2/12/2009	—	—	—	28,000	580,160
Douglas S. Sharp	N/A	120,000	240,000	384,000	—	—
	2/12/2009	—	—	—	20,000	414,400
Richard G. Rawson	N/A	199,000	398,000	676,600	—	—
	2/12/2009	—	—	—	25,000	518,000
A. Steve Arizpe	N/A	199,000	398,000	676,600	—	—
	2/12/2009	—	—	—	25,000	518,000
Jay E. Mincks	N/A	181,500	363,000	617,000	—	—
	2/12/2009	—	—	—	25,000	518,000

[1]	These amounts represent the threshold, target and maximum amounts payable to each executive under the AAIP for 2009. The AAIP is described in detail in the section entitled “Compensation Disclosure and Analysis.

[2]	These amounts represent the number of shares of restricted stock granted to each executive under the Incentive Plan during 2009. The Incentive Plan is described in detail in the section entitled “Compensation Disclosure and Analysis.

[3]	These amounts represent the full grant date fair value of restricted stock granted to each executive during 2009. For restricted stock, fair value is calculated using the closing price of Administaff’s Common Stock on the date of grant. For the relevant assumptions used to determine the valuation of our stock awards, refer to Note 7, “Employee Incentive Plans,” in the Notes to Consolidated Financial Statements included in our 2009 Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on February 11, 2010. The terms of the stock awards provide for three-year vesting and the payment of dividends on all unvested shares. Executives are required to pay the par value ($0.01) of each share at or near the date of grant.

OUTSTANDING EQUITY AWARDS FOR FISCAL YEAR 2009

	Option Awards			Stock Awards
	Number of Securities					Market Value of
	Underlying			Number of Shares or		Shares or Units of
	Unexercised Options	Option Exercise		Units of Stock That		Stock That Have Not
	(#)	Price	Option Expiration	Have Not Vested		Vested
Name	Exercisable	($)	Date	(#)		($) [1]
Paul J. Sarvadi	—	—	—	62,334	[2]	1,470,459
	2	14.69	5/07/2012	—		—
	34,091	17.17	4/01/2014	—		—
	30,000	18.00	3/15/2011	—		—
	50,000	19.93	4/27/2010	—		—
	30,000	23.48	10/02/2011	—		—
	50,000	43.69	9/15/2010	—		—
Douglas S. Sharp	—	—	—	39,667	[3]	935,745
	1	14.69	5/07/2012	—		—
	5,000	18.00	3/15/2011	—		—
	6,000	19.93	4/27/2010	—		—
	10,000	23.48	10/02/2011	—		—
	20,000	43.69	9/15/2010	—		—
Richard G. Rawson	—	—	—	56,001	[4]	1,321,064
	2	14.69	5/07/2012	—		—
	17,800	17.17	4/01/2014	—		—
	20,000	18.00	3/15/2011	—		—
	30,000	19.93	4/27/2010	—		—
	20,000	23.48	10/02/2011	—		—
	30,000	43.69	9/15/2010	—		—
A. Steve Arizpe	—	—	—	50,667	[5]	1,195,235
	20,000	9.03	10/01/2013	—		—
	46,700	11.79	10/01/2014	—		—
	19,998	14.69	5/07/2012	—		—
	17,500	17.17	4/01/2014	—		—
	20,000	18.00	3/15/2011	—		—
	30,000	19.93	4/27/2010	—		—
	20,000	23.48	10/02/2011	—		—
	30,000	43.69	9/15/2010	—		—
Jay E. Mincks	—	—	—	50,667	[5]	1,195,235
	2	14.69	5/07/2012	—		—
	15,100	17.17	4/01/2014	—		—
	14,444	18.00	3/15/2011	—		—
	30,000	19.93	4/27/2010	—		—
	20,000	23.48	10/02/2011	—		—
	30,000	43.69	9/15/2010	—		—

[1]	Based on the closing price of $23.59 of Administaff’s Common Stock on December 31, 2009.

[2]	Stock awards vest as follows – 13,333 on February 8, 2010; 13,334 on February 8, 2011; 7,667 on March 1, 2010; 9,333 on February 12, 2010; 9,333 on February 12, 2011; and 9,334 on February 12, 2012.

[3]	Stock awards vest as follows – 7,333 on February 8, 2010; 7,334 on February 8, 2011; 5,000 on March 1, 2010; 6,666 on February 12, 2010; 6,667 on February 12, 2011; and 6,667 on February 12, 2012.

[4]	Stock awards vest as follows – 11,667 on February 8, 2010; 11,667 on February 8, 2011; 7,667 on March 1, 2010; 8,333 on February 12, 2010, 8,333 on February 12, 2011; and 8,334 on February 12, 2012.

[5]	Stock awards vest as follows – 9,333 on February 8, 2010; 9,334 on February 8, 2011; 7,000 on March 1, 2010; 8,333 on February 12, 2010; 8,333 on February 12, 2011; and 8,334 on February 12, 2012.

OPTION EXERCISES AND STOCK VESTED TABLE FOR FISCAL YEAR 2009

	Option Awards		Stock Awards
			Number of
	Number of	Value Realized	Shares	Value Realized
	Shares Acquired	on	Acquired on	on
	on Exercise	Exercise	Vesting	Vesting
Name	(#)	($) [1]	(#)	($) [2]
Paul J. Sarvadi	—	—	21,000	464,449
Douglas S. Sharp	20,000	166,560	17,333	402,675
Richard G. Rawson	15,678	248,653	19,333	425,024
A. Steve Arizpe	13,096	202,661	23,667	550,493
Jay E. Mincks	—	—	23,667	550,493

[1]	Represents the difference between the market price of the Company’s Common Stock at the time of exercise and the exercise price of the options, multiplied by the number of options exercised.

[2]	Represents the value of the shares on the vesting date based on the prior day’s closing price of the Company’s Common Stock.
SECURITIES RESERVED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
          The following table sets forth information about Administaff’s Common Stock that may be issued under all of the Company’s existing equity compensation plans as of December 31, 2009 (in thousands, except price per share amounts):

			Number of
	Number of Securities to be	Weighted Average	Securities
	Issued upon Exercise of	Exercise Price of	Remaining
	Outstanding Options,	Outstanding Options,	Available for Future
	Warrants and Rights	Warrants and Rights	Issuance
Plan Category	(#)	($)	(#)
Equity compensation plans approved by security holders [1,2]	889	24.53	1,374 [3]

Equity compensation plan not approved by security holders [4]	520	28.56	0

Total	1,409	26.02	1,374

[1]	The Administaff, Inc. 1997 Incentive Plan (which expired on April 24, 2005), the Incentive Plan and the Administaff, Inc. 2008 Employee Stock Purchase Plan have been approved by the Company’s stockholders.

[2]	Shares of Common Stock may be issued pursuant to the Administaff, Inc. 2008 Employee Stock Purchase Plan (“2008 ESPP”), which enables eligible employees of the Company to purchase Administaff Common Stock at a 5% discount to the purchase date market value through payroll deductions. Currently there are four three-month periods per year (“offering periods”) during which contributions may be made. After the end of each offering period, shares of Common Stock are purchased by the 2008 ESPP. Participants may enroll during open enrollment periods held prior to each new offering period, may decrease their payroll deductions up to two times (including discontinuation), but may not increase their payroll deductions during the course of an offering period. The Company pays all expenses of the 2008 ESPP other than brokerage commissions for sales. The 2008 ESPP was approved by stockholders in May 2008.

[3]	The securities remaining available for issuance under the Incentive Plan may be issued in the form of stock options, performance awards, stock awards (including restricted stock), phantom stock awards, stock appreciation rights, and other stock-based awards.

[4]	The Administaff Nonqualified Stock Option Plan was not approved by stockholders. For a description of the material features of the Nonqualified Stock Option Plan, see Note 7 in the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2009. Although there are approximately 640,000 unissued shares in the Nonqualified Stock Option Plan, no new shares will be issued under the Nonqualified Stock Option Plan pursuant to stockholder approval of an amendment to the Incentive Plan during 2006.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
          We have no employment agreements or severance policies in place for our executive officers. In 2005, the Company accelerated the vesting of all stock options and none have been granted since that time; therefore, there are no unvested outstanding stock options. Our incentive plans provide that all restricted stock becomes immediately fully vested upon a change in control or upon termination due to disability or death, provided the holder has been in continuous employment since the award date. Unvested shares of restricted stock are forfeited upon termination for any reason other than disability or death. The number of shares and market value of the restricted stock that would automatically vest for each Named Executive Officer upon a change of control or termination due to death or disability, based on the closing price of our Common Stock on December 31, 2009, is set forth in the Outstanding Equity Awards for Fiscal Year 2009 table on page 24 of this proxy statement, under the captions “Number of Shares or Units of Stock That Have Not Vested” and “Market Value of Shares or Units of Stock That Have Not Vested.”
DIRECTOR COMPENSATION
          The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board of Directors. Non-employee directors of the Company were compensated for 2009 as shown in the table below. Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors.

Nominating
			Finance, Risk	and Corporate
		Compensation	Management and	Governance
	Board	Committee	Audit Committee	Committee
Annual retainers	$35,000	$3,000	$3,000	None

Annual Committee Chair Fees	N/A	$8,000	$10,000	$3,000

Meeting Fees	$2,000 in person	$1,500 in person [1]	$1,500 in person [1]	None
	$1,000 telephonically	$750 telephonically	$750 telephonically

[1]	These fees are also paid to the Chairman for meetings attended with the Company’s management or auditors between regular meetings.
          Each non-employee director is also reimbursed for reasonable expenses incurred in serving as a director. All compensation, except for reimbursement of actual expenses, can be taken in cash or Common Stock, at the director’s option.
          Pursuant to the Incentive Plan, each person who is initially appointed or elected as a director of the Company receives a grant of shares of restricted Common Stock on the date of election or appointment with an aggregate fair market value, determined based on the closing price of the Common Stock on the date prior to the date of grant, of $75,000, rounded up to the next higher whole share amount in the case of a fractional share amount, and such restricted Common Stock vests as to one-third of the shares on each anniversary of its grant date. If a director terminates his or her service as a member of the Board, his or her unvested portion of such restricted stock award, if any, shall terminate immediately on such termination date, unless such termination of service is due to death or disability, in which event the unvested portion of such restricted stock award shall become 100% vested on such termination date.
          In addition, on the date of each annual meeting of stockholders, each non-employee director receives either a grant of unrestricted shares of Common Stock with an aggregate fair market value determined based on the closing price of the Common Stock on the date prior to the date of grant, of $75,000, or an immediately vested and exercisable option to purchase a number of shares of Common Stock that had an aggregate value, determined the date prior to the date of grant, of $75,000, calculated using the valuation methodology most recently utilized by the Company for purposes of financial statement reporting. In 2009, four non-employee directors elected to receive unrestricted shares of Common Stock and two non-employee directors elected to receive an immediately vested and exercisable option to purchase shares of Common Stock. The awards were rounded up to the next higher whole share amount in the case of a fractional share amount.

DIRECTOR COMPENSATION TABLE
          The table below summarizes the compensation paid by the Company to non-employee directors during the fiscal year ended December 31, 2009.

	Fees Earned or			All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Total
Name	($)	($) [1]	($) [2]	($) [3]	($)
Michael W. Brown	50,750	—	68,755	—	119,505
Jack M. Fields, Jr.	51,000	68,783	—	963	120,746
Eli Jones	61,500	—	68,755	—	130,255
Paul S. Lattanzio	53,250	68,783	—	963	122,996
Gregory E. Petsch	56,500	68,783	—	963	126,246
Austin P. Young	69,500	68,783	—	963	139,246

[1]	Represents the dollar amount recognized for financial statement reporting purposes with respect to 2009 for the fair value of stock awards made to directors during 2009, based on the closing price of Administaff’s Common Stock on the date of grant. In the case of annual director equity awards that do not contain vesting or other restrictions, Administaff recognizes the entire fair value for financial statement reporting purposes in the year that the grant is made.

[2]	Represents the dollar amount recognized for financial statement reporting purposes with respect to 2009 for the fair value of option awards made to directors during 2009, in accordance with SFAS 123(R). As of December 31, 2009, outstanding option awards for Mr. Brown, Mr. Fields, Dr. Jones, Mr. Lattanzio, Mr. Petsch and Mr. Young were 20,200, 6,517, 6,183, 15,000, 15,000 and 22,500, respectively.

[3]	All Other Compensation represents dividends paid on stock awards granted in 2009.
REPORT OF THE FINANCE, RISK MANAGEMENT AND AUDIT COMMITTEE
          The Finance, Risk Management and Audit Committee has been appointed by the Board of Directors to assist the Board in fulfilling its responsibility to oversee the financial affairs, risk management, accounting and financial reporting processes, and audits of the financial statements of the Company. We operate under a written charter adopted by the Board of Directors and reviewed annually by us. We have furnished the following report for 2009.
          We have reviewed and discussed the Company’s consolidated audited financial statements as of and for the year ended December 31, 2009 with management and the independent auditor. We discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, (Communication with Audit Committees), as currently in effect.
          We received from the independent auditor the written disclosures and letter required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, as currently in effect, and we discussed with the independent auditor its independence. We also considered the compatibility of the provision of non-audit services with the independent auditor’s independence.
          Based on our reviews and discussions referred to above, we recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.
THE FINANCE, RISK MANAGEMENT AND AUDIT COMMITTEE
Austin P. Young, Chairman
Michael W. Brown
Paul S. Lattanzio

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and officers, and persons who own more than 10% of the Common Stock, to file initial reports of ownership and reports of changes in ownership (Forms 3, 4, and 5) of Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all such forms that they file.
          Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all Section 16(a) reports with respect to the year ended December 31, 2009, applicable to its officers, directors and greater than 10% beneficial owners, were timely filed, except that Dr. Jones inadvertently did not file three reports on Form 5 for each of the fiscal years ended 2006, 2007 and 2008, covering a total of 120.915 shares in nine transactions, pursuant to an automatic dividend reinvestment option exercised by him with respect to his brokerage account. A Form 4 reporting these transactions has been subsequently filed.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          The Finance, Risk Management and Audit Committee has adopted a statement of policy and procedures with respect to related party transactions covering the review, approval or ratification of transactions involving the Company and “Related Parties” (generally, directors and executive officers and their immediate family members and 5% stockholders). The policy currently covers transactions in which the Company and any Related Party are participants and in which the Related Party has a material interest, other than transactions involving an amount equal to or less than $50,000 (individually or when aggregated with all similar transactions) and not involving non-employee directors. The policy generally requires that such transactions be approved by the Finance, Risk Management and Audit Committee in advance of the consummation or material amendment of the transaction. Under the policy, prior to entering into a related party transaction, full disclosure of all of the facts and circumstances relating to the transaction must be made to the Finance, Risk Management and Audit Committee, which will approve such transaction only if it is in, or is not inconsistent with, the best interests of the Company and its stockholders. In the event a transaction is not identified as a related party transaction in advance, it will be submitted promptly to the Finance, Risk Management and Audit Committee or the Chairman thereof, and such committee or Chairman, as the case may be, will evaluate the transaction and evaluate all options, including but not limited to ratification, amendment or termination of the transaction.
          A significant component of our marketing strategy is the title sponsorship of the Administaff Small Business Classic (“Administaff Classic”), a Champions PGA tour event held annually in Houston, Texas. Consistent with other PGA golf tournaments, the Administaff Classic benefits and is managed by a non-profit organization, Augusta Pines, Inc. (“Augusta”). In connection with the Company’s sponsorship, Mr. Jay E. Mincks, Executive Vice President of Sales and Marketing, was elected Chairman of Augusta. During 2009, the Company paid Augusta $2.7 million in sponsorship and tournament related expenses, as well as an additional $863,000 in other event sponsorships and charitable contributions.
          We provide PEO-related services to certain entities that are owned by, or have board members that are, Related Parties. These Related Parties include Mr. Paul J. Sarvadi, Mr. Richard G. Rawson, Mr. Jay E. Mincks, and Mr. Jack M. Fields, Jr. or members of their families. The PEO service fees paid by such entities are at amounts that are within the pricing range of other unrelated clients of ours. During 2009, such client companies paid the Company the following service fees, which are presented net of the associated payroll costs:

Related Party	Net Service Fees / (Payroll Costs)
Mr. Sarvadi (3 client companies)	$176,968	$(453,386)
Mr. Rawson (3 client companies)	$358,178	$(1,259,168)
Mr. Mincks (1 client company)	$192,831	$(248,085)
Mr. Fields (2 client companies)	$168,539	$(617,243)
          We made charitable contributions to non-profit organizations for which certain Related Parties serve as members of their Board of Directors. These Related Parties include: Messrs. Sarvadi, Rawson, Arizpe and Mincks.

PROPOSAL NUMBER 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
General
          The Finance, Risk Management and Audit Committee has appointed the firm of Ernst & Young LLP as the Company’s independent certified public accountants for the year ending December 31, 2010, subject to ratification by the Company’s stockholders. Ernst & Young has served as the Company’s independent certified public accountants since 1991. Representatives of Ernst & Young are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting.
Fees of Ernst & Young LLP
          Ernst & Young’s fees for professional services totaled $816,565 for 2009 and $881,023 for 2008. During 2009 and 2008, Ernst & Young’s fees for professional services included the following:
•	Audit Fees — fees for audit services, which relate to the consolidated audit, internal control audit in compliance with Sarbanes-Oxley Section 404, quarterly reviews, subsidiary audits and related matters were $622,488 in 2009 and $678,625 in 2008.

•	Audit-Related Fees — fees for audit-related services, which consisted primarily of the SAS 70 report, the retirement plan audits, and quarterly agreed-upon procedures were $191,677 in 2009 and $199,998 in 2008.

•	Tax Fees — there were no fees for tax services in 2009 or in 2008.

•	All Other Fees — there were fees of $2,400 in both 2009 and 2008, which were annual subscription fees for Administaff’s use of Ernst and Young’s online research databases and other research tools.
          The Finance, Risk Management and Audit Committee reviewed the non-audit services provided to the Company and considered whether Ernst & Young’s provision of such services was compatible with maintaining its independence.
Finance, Risk Management and Audit Committee Pre-Approval Policy for Audit and Non-Audit Services
          The Finance, Risk Management and Audit Committee has established a policy that requires pre-approval of the audit and non-audit services performed by the independent auditor. Unless a service proposed to be provided by the independent auditors has been pre-approved by the Finance, Risk Management and Audit Committee under its pre-approval policies and procedures, it will require specific pre-approval of the engagement terms by the Finance, Risk Management and Audit Committee. Under the policy, pre-approved service categories are generally provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. In connection with any pre-approval of services, the independent auditor is required to provide detailed back-up documentation concerning the specific services to be provided.
          The Finance, Risk Management and Audit Committee may delegate pre-approval authority to one or more of its members, including a subcommittee of the Finance, Risk Management and Audit Committee. The member or members to whom such authority is delegated shall report any pre-approval actions taken by them to the Finance, Risk Management and Audit Committee at its next scheduled meeting. The Finance, Risk Management and Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by the independent auditor.
          None of the services related to the Audit-Related Fees or Other Fees described above were approved by the Finance, Risk Management and Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the Securities and Exchange Commission.

Required Affirmative Vote
          If the votes cast in person or by proxy at the 2010 Annual Meeting of Stockholders in favor of this proposal exceed the votes cast opposing the proposal, the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the year ending December 31, 2010, will be ratified. If the appointment of Ernst & Young is not ratified, the Finance, Risk Management and Audit Committee will reconsider the appointment.

      THE BOARD OF DIRECTORS AND THE FINANCE, RISK MANAGEMENT AND AUDIT COMMITTEE RECOMMEND THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.
ADDITIONAL INFORMATION
Delivery of Proxy Statement
          The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for securityholders and cost savings for companies. This year, a number of brokers with accountholders who are Administaff stockholders will be householding the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholder. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker and direct your written request to Administaff, Inc., Attention: Ruth Saler, Investor Relations Administrator, 19001 Crescent Springs Drive, Kingwood, Texas 77339 or contact Ruth Saler at 800-237-3170. The Company will promptly deliver a separate copy to you upon request.
Stockholder Proposals for 2010 Annual Meeting
          In order for director nominations and stockholder proposals to have been properly submitted for presentation at the 2010 Annual Meeting of Stockholders, notice must have been received by the Company between the dates of October 31, 2009, and November 30, 2009. The Company received no such notice, and no stockholder director nominations or proposals will be presented at the Annual Meeting of Stockholders.
Stockholder Proposals for 2011 Proxy Statement
          Any proposal of a stockholder intended to be considered for inclusion in the Company’s proxy statement for the 2011 Annual Meeting of Stockholders must be received at the Company’s principal executive offices no later than the close of business on November 17, 2010.
Advance Notice Required for Stockholder Nominations and Proposals
          The Bylaws of the Company require timely advance written notice of stockholder nominations of director candidates and of any other proposals to be presented at an annual meeting of stockholders. Notice will be considered timely for the Annual Meeting of Stockholders to be held in 2011 if it is received not later than the close of business on November 17, 2010, and not earlier than the close of business on October 18, 2010. In addition, the Bylaws require that such written notice set forth: (a) for each person whom the stockholder proposes to nominate for election, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including, without limitation, such person’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected; and (b) as to such stockholder: (i) the name and address, as they appear on the Company’s books, of such stockholder; (ii) the class and number of shares of the

Company’s capital stock that are beneficially owned by such stockholder; and (iii) a description of all agreements, arrangements or understandings between such stockholder and each such person that such stockholder proposes to nominate as a director and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder.
          In the case of other proposals by stockholders at an annual meeting, the Bylaws require that such written notice set forth as to each matter such stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting; (b) the reasons for conducting such business at the annual meeting; (c) the name and address, as they appear on the Company’s books, of such stockholder; (d) the class and number of shares of the Company’s stock that is beneficially owned by such stockholder; and (e) any material interest of such stockholder in such business.
FINANCIAL INFORMATION
          A copy of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2009, as filed with the Securities Exchange Commission, including any financial statements and schedules and exhibits thereto, may be obtained without charge by written request to Ruth Saler, Investor Relations Administrator, Administaff, Inc., 19001 Crescent Springs Drive, Kingwood, Texas 77339-3802.
By Order of the Board of Directors

Daniel D. Herink
Senior Vice President of Legal,
General Counsel and Secretary
March 17, 2010
Kingwood, Texas

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET
http://www.proxyvoting.com/asf
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

68418
▼  FOLD AND DETACH HERE ▼

Please mark your votes as indicated in this example	☒

	FOR	WITHHOLD	*EXCEPTIONS
1. ELECTION OF DIRECTORS	ALL	FOR ALL				FOR	AGAINST	ABSTAIN
Nominees:
01 Jack M. Fields, Jr. 02 Paul S. Lattanzio 03 Richard G. Rawson	☐	☐	☐	2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the year 2010.	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Administaff, Inc. account online.
Access your Administaff, Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Administaff, Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
▼  FOLD AND DETACH HERE ▼

PROXY	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	PROXY
For the Annual Meeting of Stockholders of
ADMINISTAFF, INC.
To be Held on April 19, 2010
The undersigned hereby appoints Paul J. Sarvadi and Daniel D. Herink, or either of them, as the lawful agents and proxies of the undersigned (with all the powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Administaff, Inc. held of record by the undersigned on February 22, 2010, at the Annual Meeting of Stockholders of Administaff, Inc., to be held at the Company’s Corporate Headquarters, Centre I in the Auditorium, located at 22900 Hwy. 59 N. (Eastex Freeway), Kingwood, Texas on April 19, 2010 at 11:00 a.m., Central Daylight Saving Time, or any reconvened meeting after an adjournment thereof.
It is understood that when properly executed, this proxy will be voted in the manner directed herein by the undersigned Stockholder. Where no choice is specified by the Stockholder, the proxy will be voted “FOR” the Proposals 1 and 2, and in the discretion of the persons named herein on all other matters that may properly come before the Annual Meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)
68418